Exhibit 7.11
LOCK-UP LETTER
November 5, 2019
Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036
Ladies and Gentlemen:
The undersigned proposes to sell 1,733,035 Shares (the “Shares”) of Class A common stock, par value $0.01 per share (the “Common Stock”), of Liberty Oilfield Services Inc. (the “Company”) through Morgan Stanley & Co. LLC (“Morgan Stanley”) in accordance with the requirements of Rule 144 under the Securities Act of 1933, as amended (the “Transaction”).
To induce Morgan Stanley to enter into the Transaction, except pursuant to the Transaction, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley, it will not, during the period commencing on the date hereof and ending 30 days after the date hereof (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the date hereof, provided that no filing by any party under Section 16(a) of the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or gifts, (c) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned, and (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the Company or the undersigned regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period; provided further that in the case of any transfer or distribution pursuant to clause (b) or (c), (i) each donee or distributee shall sign and deliver a lock‑up letter substantially in the form of this letter and (ii) the undersigned shall not be required to, and shall not voluntarily, file a report under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock during the Restricted Period.  In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.
The undersigned understands that Morgan Stanley is relying upon this agreement in proceeding toward consummation of the Transaction.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s successors and assigns.
Whether or not the Transaction actually occurs depends on a number of factors, including market conditions.
Very truly yours, R/C Energy IV Direct Partnership, L.P. By: Riverstone/Carlyle Energy Partners IV, L.P., its general partner By: R/C Energy GP IV, LLC, its general partner
/s/ Peter Haskopoulos
(Name)
712 Fifth Avenue, 19th Floor New York, NY 10019
(Address)